Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Results for the Second Quarter of 2021

SACRAMENTO, California, July 23, 2021 / GLOBE NEWSWIRE—Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.917 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced financial results for the quarter and six months ended June 30, 2021. Net income for the quarter ended June 30, 2021 was $4.1 million or $0.25 per share – diluted, compared with net income of $3.8 million or $0.23 per share – diluted, for the same period of 2020. Net income for the six months ended June 30, 2021 was $9.1 million or $0.54 per share – diluted, compared with net income of $4.8 million or $0.28 per share – diluted, for the same period of 2020.

Significant Items for the Second Quarter of 2021:

●

On June 23, 2021, we entered into a Merger Agreement with Columbia Banking Systems, Inc. with Columbia as the surviving entity; which was previously announced. The closing of the merger transaction is expected to occur during the fourth quarter of 2021.

●	The Bank continued to experience significant growth in deposits, which increased $83 million during the current quarter and increased $71 million during the previous quarter.
●	During the second quarter of 2021, we received $67.3 million in repayments on PPP loans.
●	The Company’s net interest margin declined to 3.16% for the current quarter compared to 3.46% for the prior quarter.

Randall S. Eslick, President and CEO commented: “The second quarter was a very exciting time for the company. In June, we announced that we entered into a merger agreement with Columbia Banking Systems, Inc. which we believe will, upon consummation, enhance financial returns to our shareholders and provide our customers with a more comprehensive range of loan and deposit products. We also continued to report very strong growth in deposits and competitive profits during a time when our industry is challenged by declining margins. I remain proud of all of our employees as they respond and adapt to the various changes facing them, our Company and our industry.”

Financial Highlights for the Second Quarter of 2021:

●

Net income of $4.1 million was an increase of $292 thousand (8%) from $3.8 million earned during the same period in the prior year. Earnings of $0.25 per share – diluted was an increase of $0.02 (9%) from $0.23 per share – diluted earned during the same period in the prior year and reflects the impact of the following:

o	$817 thousand in costs for the second quarter of 2021 associated with the merger with Columbia Banking Systems, Inc., most of which are not tax deductible.
o	$1.3 million provision for loan and leases losses for the second quarter of 2020.
●	Return on average assets decreased to 0.89% compared to 0.95% for the same period in the prior year.
●	Return on average equity was unchanged at 9.26% compared to the same period in the prior year.
●	Net interest income increased $181 thousand (1%) to $14.0 million compared to $13.8 million for the same period in the prior year.
●	Net interest margin declined to 3.16% compared to 3.64% for the same period in the prior year.
●	Average loans totaled $1.136 billion, a decrease of $45 million (4%) compared to average loans for the same period in the prior year.
●	Average earning assets totaled $1.775 billion, an increase of $252 million (17%) compared to average earning assets for the same period in the prior year.
●	Average deposits totaled $1.653 billion, an increase of $247 million (18%) compared to average deposits for the same period in the prior year.
o	Average non-maturing deposits totaled $1.514 billion, an increase of $251 million (20%) compared to the same period in the prior year.
o	Average certificates of deposit totaled $139.4 million, a decrease of $3.6 million (2%) compared to the same period in the prior year.

●	The Company’s efficiency ratio was 61.5% compared to 56.1% during the same period in the prior year.
o	The Company’s efficiency ratio of 61.5% for the second quarter of 2021 included $817 thousand of merger related costs, which increased the efficiency ratio by 5.4%.
●

Nonperforming assets at June 30, 2021 totaled $3.8 million or 0.20% of total assets, a decrease of $2.9 million (43%) since June 30, 2020. The decrease in nonperforming assets resulted from repayment of a $3.0 million nonaccrual borrowing relationship during the first quarter of 2021.

●	Book value per common share was $10.78 at June 30, 2021 compared to $10.13 at June 30, 2020.
●	Tangible book value per common share was $9.87 at June 30, 2021 compared to $9.17 at June 30, 2020.

Financial Highlights for the Six Months Ended June 30, 2021:

●

Net income of $9.1 million was an increase of $4.3 million (90%) from $4.8 million earned during the same period in the prior year. Earnings of $0.54 per share – diluted was an increase of $0.26 (93%) per share from $0.28 per share – diluted earned during the same period in the prior year and reflects the impact of the following:

o	$817 thousand in costs during the first six months of 2021 associated with the merger with Columbia Banking Systems, Inc., most of which was not tax deductible.
o	$4.2 million provision for loan and lease losses during the six months ended June 30, 2020.
o	$1.1 million in non-recurring costs during the first quarter of 2020 associated with the termination of a technology management services contract and a severance agreement; both previously announced.
o	1.0 million shares of common stock repurchased during the six months ended June 30, 2020.
●	Return on average assets increased to 1.00% compared to 0.62% for the same period in the prior year.
●	Return on average equity increased to 10.22% compared to 5.65% for the same period in the prior year.
●	Net interest income increased $1.6 million (6%) to $28.4 million compared to $26.8 million for the same period in the prior year.
●	Net interest margin declined to 3.30% compared to 3.74% for the same period in the prior year.
●	Average loans totaled $1.138 billion, an increase of $31 million (3%) compared to average loans for the same period in the prior year.
●	Average earning assets totaled $1.734 billion, an increase of $296 million (21%) compared to average earning assets for the same period in the prior year.
●	Average deposits totaled $1.613 billion, an increase of $287 million (22%) compared to average deposits for the same period in the prior year.
o	Average non-maturing deposits totaled $1.476 billion, an increase of $295 million (25%) compared to the same period in the prior year.
o	Average certificates of deposit totaled $137.0 million, a decrease of $8.1 million (6%) compared to the same period in the prior year.
●	The Company’s efficiency ratio was 59.3% compared to 63.1% for the same period in the prior year.
o	The Company’s efficiency ratio of 59.3% for the first six months of 2021 included $817 thousand of merger related costs, which increased the efficiency ratio by 2.7%.
o	The Company’s efficiency ratio of 63.1% for the first six months of 2020 included $1.1 million of non-recurring costs, which increased the efficiency ratio by 3.9%.
●

Nonperforming assets at June 30, 2021 totaled $3.8 million or 0.20% of total assets, a decrease of $3.2 million (92% annualized) since December 31, 2020. The decrease in nonperforming assets resulted from repayment of a $3.0 million nonaccrual borrowing relationship during the first quarter of 2021.

●	Book value per common share was $10.78 at June 30, 2021 compared to $10.58 at December 31, 2020.
●	Tangible book value per common share was $9.87 at June 30, 2021 compared to $9.64 at December 31, 2020.

Impact of COVID-19:

●

During 2020, we funded 606 loans totaling $163.5 million under the first Small Business Administration Paycheck Protection Program (“PPP”). We continue to process loan forgiveness applications and, at June 30, 2021, we have 47 loans totaling $12.3 million remaining to be forgiven compared to 228 loans totaling $79.0 million at March 31, 2021.

●

During 2021, we funded an additional 247 loans totaling $47.3 million under the second PPP. The application period for the second PPP loan program ended on May 31, 2021. We began to process loan forgiveness applications during June, and at June 30, 2021, we have 234 loans totaling $46.7 million remaining to be forgiven.

●

We have experienced significant increases in deposit balances during the past year. All PPP loan funds were deposited into customer accounts at our bank and customer behavior has emphasized savings during the economic slowdown.

●

During the first quarter of 2021, the SBA extended their debt relief program and resumed making principal and interest payments on all of our SBA 7(a) loans, which totaled $29.0 million at June 30, 2021. Payment assistance varies by borrower, will continue for no more than eight months and is limited to a maximum $9 thousand per borrower per month.

●	At June 30, 2021, approximately 30% of our workforce is working remotely.
●	As of April 12, 2021, all of our offices have returned to pre-pandemic operating hours.

Forward-Looking Statements

Bank of Commerce Holdings wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. This news release includes statements by the Company, which describe management’s expectations and developments, which may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) our concentration in lending tied to real estate exposes us to the adverse effects of material increases in interest rates, declines in the general economy, tightening credit markets or declines in real estate values; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; and (7) technological changes could expose us to new risks.

TABLE 1
SELECTED FINANCIAL INFORMATION - UNAUDITED
(dollars in thousands except per share data)

	For The Three Months Ended			For The Six Months Ended
Net income, average assets and	June 30,		March 31,	June 30,
average shareholders' equity	2021	2020	2021	2021	2020
Net income	$4,139	$3,847	$4,920	$9,059	$4,763
Average total assets	$1,869,294	$1,626,827	$1,790,447	$1,830,089	$1,540,423
Average total earning assets	$1,775,020	$1,523,157	$1,692,281	$1,733,879	$1,438,127
Average shareholders' equity	$179,329	$167,036	$178,162	$178,748	$169,578

Selected performance ratios
Return on average assets	0.89%	0.95%	1.11%	1.00%	0.62%
Return on average equity	9.26%	9.26%	11.20%	10.22%	5.65%
Efficiency ratio	61.5%	56.1%	57.1%	59.3%	63.1%

Share and per share amounts
Weighted average shares - basic (1)	16,736	16,660	16,706	16,721	17,178
Weighted average shares - diluted (1)	16,823	16,689	16,778	16,803	17,217
Earnings per share - basic	$0.25	$0.23	$0.29	$0.54	$0.28
Earnings per share - diluted	$0.25	$0.23	$0.29	$0.54	$0.28

	At June 30,		At March 31,
Share and per share amounts	2021	2020	2021
Common shares outstanding (2)	16,896	16,739	16,876
Book value per common share (2)	$10.78	$10.13	$10.50
Tangible book value per common share (2)(3)	$9.87	$9.17	$9.58

Capital ratios (4)
Bank of Commerce Holdings
Common equity tier 1 capital ratio	13.04%	12.34%	12.99%
Tier 1 capital ratio	13.84%	13.18%	13.81%
Total capital ratio	15.89%	15.27%	15.87%
Tier 1 leverage ratio	9.37%	9.82%	9.61%
Tangible common equity ratio (5)	8.77%	9.05%	8.91%

Merchants Bank of Commerce
Common equity tier 1 capital ratio	14.48%	13.72%	14.41%
Tier 1 capital ratio	14.48%	13.72%	14.41%
Total capital ratio	15.74%	14.97%	15.66%
Tier 1 leverage ratio	9.80%	10.21%	10.03%

(1) Excludes unvested restricted shares issued in accordance with the Company's equity incentive plan, as they are non-participative in dividends or voting rights.
(2) Includes unvested restricted shares issued in accordance with the Company's equity incentive plan.

(3) Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

(4) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject.

(5) Management believes the tangible common equity ratio is a useful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability of the Company to absorb potential losses. The tangible common equity ratio is calculated as total shareholders' equity less goodwill and core deposit intangible, net divided by total assets less goodwill and core deposit intangible, net.

BALANCE SHEET OVERVIEW

As of June 30, 2021, the Company had total consolidated assets of $1.917 billion, gross loans of $1.091 billion, allowance for loan and lease losses (“ALLL”) of $17 million, total deposits of $1.697 billion, and shareholders’ equity of $182 million. Certain amounts for prior periods have been reclassified to conform to the current presentation. The results of reclassifications are not considered material and have no effect on previously reported equity or net income.

TABLE 2
LOAN BALANCES BY TYPE - UNAUDITED
(dollars in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2021	Total	2020	Total	Amount	%	2021	Total
Commercial	$93,650	9%	$126,024	10%	$(32,374)	(26)%	$117,597	10%
Paycheck Protection Program ("PPP")	59,058	5	162,189	13	(103,131)	(64)%	117,991	10
Commercial real estate:
Construction and land development	30,494	3	41,371	3	(10,877)	(26)%	32,145	3
Non-owner occupied	626,819	57	557,466	47	69,353	12%	592,157	52
Owner occupied	168,296	15	179,337	15	(11,041)	(6)%	165,367	14
Residential real estate:
Individual Tax Identification Number ("ITIN")	26,912	2	31,083	3	(4,171)	(13)%	27,839	2
1-4 family mortgage	50,259	5	60,756	5	(10,497)	(17)%	54,562	5
Equity lines	17,827	2	20,938	2	(3,111)	(15)%	18,600	2
Consumer and other	17,430	2	27,176	2	(9,746)	(36)%	19,685	2
Gross loans	1,090,745	100%	1,206,340	100%	(115,595)	(10)%	1,145,943	100%
Deferred (fees) and costs	551		(1,603)		2,154		143
Loans, net of deferred fees and costs	1,091,296		1,204,737		(113,441)		1,146,086
Allowance for loan and lease losses	(17,194)		(16,089)		(1,105)		(17,027)
Net loans	$1,074,102		$1,188,648		$(114,546)		$1,129,059

Average loans during the quarter	$1,135,521		$1,180,915		$(45,394)	(4)%	$1,140,315
Average loans during the quarter (excluding PPP)	$1,031,484		$1,048,139		$(16,655)	(2)%	$1,017,123
Average yield on loans during the quarter	4.39%		4.50%		(0.11)	(2)%	4.70%
Average yield on loans during the quarter (excluding PPP)	4.42%		4.76%		(0.34)	(7)%	4.60%
Average yield on loans year to date	4.54%		4.64%		(0.10)	(2)%	4.70%
Average yield on loans year to date (excluding PPP)	4.51%		4.78%		(0.27)	(6)%	4.60%

The Company recorded gross loan balances of $1.091 billion at June 30, 2021, compared with $1.206 billion and $1.146 billion at June 30, 2020 and March 31, 2021, respectively, a decrease of $116 million and $55 million, respectively. The improving economic environment is reflected in the growth of our gross loans (excluding PPP loans) which increased $22.8 million (5% annualized) since December 31, 2020.

Gross loan balances in the table above include a net fair value discount for loans acquired from Merchants of $694 thousand, $1.3 million and $810 thousand at June 30, 2021, June 30, 2020 and March 31, 2021, respectively. We recorded $115 thousand, $216 thousand and $110 thousand in accretion of the discount for these loans during the quarters ended June 30, 2021, June 30, 2020 and March 31, 2021, respectively.

Paycheck Protection Program (PPP)

We have funded 853 loans totaling $210.8 million under the two PPP loan programs through June 30, 2021.

First PPP Loan Program - 2020

During 2020, we originated 606 loans totaling $163.5 million in the first PPP loan program. Most of the loans have subsequently been forgiven and repaid. At June 30, 2021, we have 47 loans totaling $12.3 million in the program. The majority of the first program loans have a two-year term over which the loan fee income (net of loan origination costs) is earned. When a PPP loan is repaid prior to maturity, all unamortized fees and cost associated with the loan are accelerated into income. During the current quarter, 181 loans totaling $66.7 million were repaid and we recognized $560 thousand in accelerated net fee income compared to 259 loans repaid totaling $51.8 million and $1.0 million in accelerated net fee income in the prior quarter. At June 30, 2021, net loan fees totaling $142 thousand remain to be earned and we anticipate that most of it will be recognized during the third quarter of 2021.

Second PPP Loan Program - 2021

During the first quarter of 2021, the SBA announced a second PPP loan program. The SBA’s second PPP loan program provided first draw PPP loans to borrowers who were ineligible under the first PPP loan program (sole proprietors, ITIN business owners, small business owners with non-fraud felony convictions and small business owners who have struggled with student loan debt) and allowed second draw PPP loans to qualifying businesses that received a first draw under SBA’s first PPP loan program. The loans were available until May 31, 2021, were limited to $2 million, had a five-year term and SBA increased the lender fees for loans under $50 thousand to incentivize lenders to work with smaller borrowers.

During 2021, we originated 247 loans totaling $47.3 million in the second PPP loan program. During the second quarter, we began to process loan forgiveness applications. At June 30, 2021, we have 234 loans totaling $46.7 million in the program. We anticipate that the loans in the second PPP loan program will have a lower yield as net loan fee income will be recognized over a five-year term instead of the two-year term of the first program. Borrowers may submit a loan forgiveness application after using the loan proceeds and submitting an application for forgiveness of their first PPP loan. When a PPP loan is repaid prior to maturity, all unamortized fees and cost associated with the loan are accelerated into income. During the current quarter, 13 loans totaling $629 thousand were repaid and we recognized $28 thousand in accelerated net fee income. At June 30, 2021, net loan fees totaling $1.5 million remain to be earned.

The following tables provide additional information on the PPP loans by industry and by loan balance at June 30, 2021 for loans in both PPP loan programs.

TABLE 3
PPP LOANS BY INDUSTRY - UNAUDITED
(dollars in thousands)

	At June 30, 2021
	Number	Balance
Construction	39	$15,634
Healthcare and Social Assistance	42	4,326
Professional, Scientific and Tech Services	37	5,711
Accommodation and Food Services	39	9,185
Admin, Support, Waste Management and Remediation Services	9	2,064
Primary Metal Manufacturing	7	558
Retail Trade	19	3,340
Other	89	18,240
Total	281	$59,058

TABLE 4
PPP LOANS BY LOAN SIZE - UNAUDITED
(dollars in thousands)

	At June 30, 2021
	Balance	Number	Average Loan Size
$50,000 or less	$2,232	101	$22
$50,001 to $150,000	7,047	83	$85
$150,001 to $350,000	10,723	51	$210
$350,001 to $1,999,999	31,884	43	$741
$2,000,000 or greater	7,172	3	$2,391
Total	$59,058	281	$210

The following table presents the status of our loans in the forgiveness process.

TABLE 5
PPP LOANS FORGIVENESS APPLICATION STATUS - UNAUDITED
(dollars in thousands)

	At June 30, 2021			At March 31, 2021
	Balance	Number	Average Loan Size	Balance	Number	Average Loan Size
First PPP loan program - 2020
Borrower has not started application	$314	7	$45	$5,425	49	$111
Borrower is working on application	3,348	15	$223	9,345	65	$144
Borrower has completed application and the bank is reviewing it	2,744	16	$172	6,381	35	$182
Bank has approved application and submitted it to SBA	5,804	6	$967	57,901	78	$742
Loans partially repaid (1)	137	3	$46	4	1	$4
PPP loans not fully repaid	12,347	47	$263	79,056	228	$347

Repayments	151,146	559	$270	84,437	378	$223
Total first PPP loan program - 2020	163,493	606	$270	163,493	606	$270

Second PPP loan program - 2021
Borrower has not started application	42,506	221	$192	38,935	196	$199
Borrower is working on application	2,224	6	$371	—	—	$—
Borrower has completed application and the bank is reviewing it	1,911	6	$319	—	—	$—
Bank has approved application and submitted it to SBA	70	1	$70	—	—	$—
PPP loans not fully repaid	46,711	234	$200	38,935	196	$199

Repayments	629	13	$48	—	—	$—
Total second PPP loan program - 2021	47,340	247	$192	38,935	196	$199

Total PPP loans originated by bank	$210,833	853	$247	$202,428	802	$252

(1) Borrowers who participated in the Economic Injury Disaster Loan ("EIDL") program had their forgiveness payment reduced by their EIDL advance. This reduction has subsequently been repealed and the SBA has remitted a reconciliation payment for previously-deducted EIDL advance amounts, plus interest.

TABLE 6
CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED
(dollars in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2021	Total	2020	Total	Amount	%	2021	Total
Cash and due from banks	$21,011	3%	$29,630	7%	$(8,619)	(29)%	$20,053	3%
Interest-bearing deposits in other banks	156,107	21	126,132	29	29,975	24%	74,804	12
Total cash and cash equivalents	177,118	24	155,762	36	21,356	14%	94,857	15

Investment securities:
U.S. government and agencies	29,691	4	33,195	8	(3,504)	(11)%	31,060	5
Obligations of state and political subdivisions	136,467	18	76,888	18	59,579	77%	128,841	21
Residential mortgage backed securities and collateralized mortgage obligations	317,842	41	137,120	30	180,722	132%	277,547	46
Corporate securities	—	—	1,000	—	(1,000)	(100)%	—	—
Commercial mortgage backed securities	52,718	7	16,329	4	36,389	223%	38,582	6
Other asset backed securities	42,946	6	15,668	4	27,278	174%	41,345	7
Total investment securities - AFS	579,664	76	280,200	64	299,464	107%	517,375	85

Total cash, cash equivalents and investment securities	$756,782	100%	$435,962	100%	$320,820	74%	$612,232	100%

Average yield on interest-bearing due from banks during the quarter	0.10%		0.12%		(0.02)		0.11%
Average yield on investment securities during the quarter - nominal	1.70%		2.61%		(0.91)		1.84%
Average yield on investment securities during the quarter - tax equivalent	1.82%		2.78%		(0.96)		1.96%

As of June 30, 2021, we maintained noninterest-bearing cash positions of $21.0 million and interest-bearing deposits of $156.1 million at the Federal Reserve Bank and correspondent banks. During the current quarter, we continued to invest our increased liquidity into our investment securities portfolio.

Unprecedented deposit growth during the last year as a result of PPP programs and changes in customer behavior has led to a significant increase in the size of our investment securities portfolio. Investment securities totaled $579.7 million at June 30, 2021, compared with $280.2 million and $517.4 million at June 30, 2020 and March 31, 2021, respectively.

During the second quarter of 2021, we purchased securities with a par value of $110.0 million and weighted average yield of 1.52% (1.57% tax equivalent). Investment purchases were comprised primarily of municipal bonds and mortgage backed securities. We sold securities with a par value of $26.1 million resulting in net realized gain of $64 thousand for the quarter ended June 30, 2021.

At June 30, 2021, our net unrealized gains on available-for-sale investment securities were $6.3 million compared with net unrealized gains of $10.1 million and $4.0 million at June 30, 2020 and March 31, 2021, respectively. The fluctuation in net unrealized gains was due to changes in market interest rates.

TABLE 7
DEPOSITS BY TYPE - UNAUDITED
(dollars in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2021	Total	2020	Total	Amount	%	2021	Total
Demand - noninterest-bearing	$627,911	37%	$521,751	35%	$106,160	20%	$603,991	37%
Demand - interest-bearing	306,565	18	287,198	19	19,367	7%	290,687	18
Money market	463,639	27	405,322	27	58,317	14%	425,251	26
Total demand	1,398,115	82	1,214,271	81	183,844	15%	1,319,929	81

Savings	162,325	10	142,389	10	19,936	14%	160,834	10
Total non-maturing deposits	1,560,440	92	1,356,660	91	203,780	15%	1,480,763	91

Certificates of deposit	136,898	8	137,647	9	(749)	(1)%	133,630	9
Total deposits	$1,697,338	100%	$1,494,307	100%	$203,031	14%	$1,614,393	100%

Total deposits at June 30, 2021, increased $203 million or 14% to $1.697 billion compared to June 30, 2020 and increased $83 million or 21% annualized compared to March 31, 2021. Total non-maturing deposits increased $203.8 million or 15% compared to the same date a year ago and increased $79.7 million or 22% annualized compared to March 31, 2021. The increase in non-maturing deposits compared to the same period one year ago was due to PPP loan program disbursements and changes in customer behavior, which is placing greater emphasis on savings during the economic slowdown. Management assumes that depositor behavior will change at a later date, but is unable to predict the timing of that change. Certificates of deposit decreased $749 thousand or 1% compared to the same date a year ago and increased $3.3 million or 10% annualized compared to March 31, 2021.

The following table presents the average cost of interest-bearing deposits, all deposits and all interest-bearing liabilities for the periods indicated.

TABLE 8
AVERAGE COST OF FUNDS - UNAUDITED
For The Three Months Ended

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2020	2020	2020	2020	2019	2019
Interest-bearing deposits	0.22%	0.26%	0.29%	0.36%	0.43%	0.53%	0.56%	0.56%
Interest-bearing deposits and noninterest-bearing demand	0.14%	0.16%	0.19%	0.23%	0.28%	0.35%	0.38%	0.38%
All interest-bearing liabilities	0.29%	0.32%	0.37%	0.44%	0.52%	0.65%	0.68%	0.68%
All interest-bearing liabilities and noninterest-bearing demand	0.18%	0.21%	0.24%	0.29%	0.34%	0.43%	0.46%	0.46%

Equity

As detailed in Table 1, management believes the capital ratios remain adequate for the Company’s risk profile.

In late 2019, we announced a program to repurchase 1.0 million shares of common stock, which was later increased to 1.5 million shares of common stock. Between October of 2019 and April of 2020, all 1.5 million shares were repurchased at a total cost of $13.6 million including commissions, or an average of $9.11 per share.

In late 2020, we announced a new share repurchase program to repurchase up to 1.0 million shares of common stock over a period ending December 31, 2021. As of June 30, 2021, no shares have been repurchased under this plan.

INCOME STATEMENT OVERVIEW

TABLE 9
SUMMARY INCOME STATEMENT - UNAUDITED
(dollars in thousands, except per share data)

	For The Three Months Ended
	June 30,		Change		March 31,	Change
	2021	2020	Amount	%	2021	Amount	%
Interest income	$14,728	$14,997	$(269)	(2)%	$15,240	$(512)	(3)%
Interest expense	764	1,214	(450)	(37)%	822	(58)	(7)%
Net interest income	13,964	13,783	181	1%	14,418	(454)	(3)%
Provision for loan and lease losses	—	1,300	(1,300)	(100)%	—	—	—%
Noninterest income	1,131	955	176	18%	1,163	(32)	(3)%
Noninterest expense	9,279	8,270	1,009	12%	8,897	382	4%
Income before provision for income taxes	5,816	5,168	648	13%	6,684	(868)	(13)%
Provision for income taxes	1,677	1,321	356	27%	1,764	(87)	(5)%
Net income	$4,139	$3,847	$292	8%	$4,920	$(781)	(16)%

Earnings per share - basic	$0.25	$0.23	$0.02	9%	$0.29	$(0.04)	(14)%
Weighted average shares - basic	16,736	16,660	76	—%	16,706	30	—%
Earnings per share - diluted	$0.25	$0.23	$0.02	9%	$0.29	$(0.04)	(14)%
Weighted average shares - diluted	16,823	16,689	134	1%	16,778	45	—%
Dividends declared per common share	$0.06	$0.05	$0.01	20%	$0.06	$—	—%

Second Quarter of 2021 Compared with the Second Quarter of 2020

Net income for the second quarter of 2021 increased $292 thousand compared to the second quarter of 2020. In the current quarter, net interest income was $181 thousand higher, provision for loan and lease losses was $1.3 million lower and noninterest income was $176 thousand higher. These positive changes were partially offset by noninterest expense that was $1.0 million higher and a provision for income taxes that was $356 thousand higher.

Net Interest Income

Net interest income increased $181 thousand compared to the same period a year ago.

Interest income for the second quarter of 2021 decreased $269 thousand or 2% to $14.7 million.

●

During the second quarter of 2021, we recognized $588 thousand in accelerated net fee income on PPP loans forgiven and repaid during the quarter. These accelerated loan fees increased the average yield on loans for the second quarter of 2021 by 21 basis points and increased the net interest margin for the second quarter of 2021 by 13 basis points.

●

PPP loans had an average balance of $104.0 million and yield of 4.10% (1.83% excluding accelerated fee income) for the second quarter of 2021 compared to an average balance of $132.8 million and yield of 2.46% for the same period a year ago.

●	Excluding PPP loans, interest and fees on loans decreased $1.0 million due to a $16.7 million decrease in average loan balances and a 34 basis point decrease in average yield.
●	Interest on investment securities increased $520 thousand due to a $265.6 million increase in average investment securities balances partially offset by a 91 basis point decrease in average yield.
●

Interest on interest-bearing deposits due from banks increased $6 thousand due to a $31.6 million increase in average interest-bearing deposit balances partially offset by a 1 basis point decrease in average yield. During 2020, in response to the economic effects of the COVID-19 pandemic, the Federal Reserve cut short-term interest rates by 150 to 175 basis points and has provided guidance that it expects interest rates to remain low for an extended period of time.

Interest expense for the second quarter of 2021 decreased $450 thousand or 37% to $764 thousand.

●

Interest expense on interest-bearing deposits decreased $385 thousand. Average interest-bearing demand and savings deposit balances increased $141.6 million, while average certificate of deposit balances decreased $3.6 million. The average rate paid on interest-bearing deposits decreased 21 basis points from 0.43% to 0.22%.

●

Interest expense on FHLB borrowings decreased $5 thousand. There were no FHLB borrowings during the current quarter. Average FHLB borrowings were $16.0 million during the same period a year ago. During the second quarter of 2020, we took advantage of a program offered by the FHLB that bore no interest. The average rate paid on FHLB borrowings was 0.13% during the second quarter of 2020.

●	Interest expense on other term debt decreased $46 thousand. The average debt balance was essentially unchanged, while the average rate paid decreased 188 basis points.
●	Interest expense on junior subordinated debentures decreased $14 thousand. The average debt balance was unchanged, while the average rate paid decreased 55 basis points.

Provision for Loan and Lease Losses

Many of our asset quality concerns from 2020 have moderated. No provision for loan and lease losses was necessary for the current quarter compared to a provision for loan and lease losses of $1.3 million in the same quarter a year ago. Nonaccrual loans decreased 43% since June 30, 2020 primarily due to repayment of two commercial real estate loans totaling $4.1 million. Net loan recoveries were $167 thousand during the current quarter compared to net loan charge-offs of $278 thousand during the same period a year ago. Most COVID-19 related loan payment deferrals have ended with limited negative impact on delinquencies. A more in depth discussion of our provision is provided below under the heading Provision for Loan and Lease Losses.

Noninterest Income

Noninterest income for the three months ended June 30, 2021 increased $176 thousand compared to the same period a year previous. The increase was primarily due to $138 thousand increase in ATM and point of sales fees and a $90 thousand increase in FHLB dividends partially offset by a $76 thousand decrease in gain on sale of investment securities.

Noninterest Expense

Noninterest expense for the three months ended June 30, 2021 increased $1.0 million compared to the same period a year previous, mostly resulting from $817 thousand of merger related costs.

The Company’s efficiency ratio was 61.5% for the second quarter of 2021. The ratio during the same period in 2020 was 56.1%. The Company’s efficiency ratio of 61.5% for the second quarter of 2021 included $817 thousand of merger related costs, which increased the efficiency ratio by 5.4%.

Income Tax Provision

For the three months ended June 30, 2021, our income tax provision of $1.7 million on pre-tax income of $5.8 million was an effective tax rate of 28.8%. The tax provision for the second quarter of the prior year was $1.3 million on pre-tax income of $5.2 million for an effective rate of 25.6%.

The current quarter income tax calculation included the impact of $772 thousand of non-deductible merger related costs, which increased the effective tax rate by 2.4%.

Second Quarter of 2021 Compared with the First Quarter of 2021

Net income for the second quarter of 2021 decreased $781 thousand compared to the first quarter of 2021. In the current quarter, net interest income was $454 thousand lower, noninterest income was $32 thousand lower and noninterest expense was $382 thousand higher. These negative variances were partially offset by a provision for income taxes that was $87 thousand lower.

Net Interest Income

Net interest income decreased $454 thousand over the prior quarter.

Interest income for the three months ended June 30, 2021 decreased $512 thousand or 3% to $14.7 million.

●

During the second quarter of 2021, we recognized $588 thousand in accelerated net fee income on PPP loans forgiven and repaid during the quarter compared to $1.0 million in the prior quarter. These accelerated loan fees increased the average yield on loans for the second and first quarter of 2021 by 21 basis points and 36 basis points, respectively. The accelerated loan fees increased the net interest margin for the second and first quarter of 2021 by 13 basis points and 24 basis points, respectively.

●

PPP loans had an average balance of $104.0 million and yield of 4.10% (1.83% excluding accelerated fee income) for the second quarter of 2021 compared to an average balance of $123.2 million and yield of 5.49% (2.20% excluding accelerated fee income) for the prior quarter.

●	Excluding PPP loans, interest and fees on loans decreased $181 thousand due to a 15 basis point decrease in average yield partially offset by a $14.4 million increase in average loan balances.
●

During the first quarter of 2021, we recognized $251 thousand in interest income from the repayment of a nonaccrual loan. The interest income recognized from that repayment increased the average yield on loans for the first quarter of 2021 by 9 basis points.

●	Interest on investment securities increased $276 thousand due to a $94.7 million increase in average investment security balances partially offset by a 13 basis point decrease in average yield.
●	Interest on interest-bearing deposits due from banks decreased $2 thousand due to a $7.2 million decrease in average balances and a 1 basis point decrease in average yield.

Interest expense for the three months ended June 30, 2021 decreased $58 thousand or 7% to $764 thousand.

●

Interest expense on interest-bearing deposits decreased $60 thousand. Average interest-bearing demand and savings deposit balances increased $32.6 million and average certificates of deposit increased $4.9 million. The average rate paid on interest-bearing deposits decreased 4 basis points from 0.26% to 0.22%.

●

There were no FHLB borrowings during the current quarter. Average FHLB borrowings were $3.9 million in the prior quarter. The borrowings bore no interest under a program offered by the FHLB and were fully repaid at March 31, 2021.

●	Interest expense on other term debt decreased $1 thousand. The average debt balance remained unchanged, while the average rate paid decreased 2 basis points.
●	Interest expense on junior subordinated debentures decreased $1 thousand. The average debt balance remained unchanged, while the average rate paid decreased 2 basis points.

Provision for Loan and Lease Losses

Many of our asset quality concerns from 2020 have moderated. Net loan recoveries were $167 thousand for the current quarter compared to net loan recoveries of $117 thousand for the prior quarter. No provision for loan and lease losses was necessary for the current or prior quarter. A more in depth discussion of our provision is provided below under the heading Provision for Loan and Lease Losses.

Noninterest Income

Noninterest income for the three months ended June 30, 2021 decreased $32 thousand compared to the prior quarter. The first quarter of 2021 included a $221 thousand legal settlement, which was partial recovery of an investment security impairment loss recorded during the second quarter of 2016. The decrease was partially offset by an $83 thousand increase in ATM and point of sale fees, $57 thousand gain on sale of investment securities and $33 thousand increase in FHLB dividends.

Noninterest Expense

Noninterest expense for the three months ended June 30, 2021 increased $382 thousand compared to the prior quarter. The increase included $817 thousand of merger related costs in the current quarter. This increase was partially offset by a decrease in accrued vacation, salaries and related benefit costs of $434.

The Company’s efficiency ratio was 61.5% for the second quarter of 2021 compared with 57.1% for the prior quarter. The Company’s efficiency ratio of 61.5% for the second quarter of 2021 included $817 thousand of merger related costs, which increased the efficiency ratio by 5.4%.

Income Tax Provision

For the three months ended June 30, 2021, our income tax provision of $1.7 million on pre-tax income of $5.8 million was an effective tax rate of 28.8%. The income tax provision for the prior quarter of $1.8 million on pre-tax income of $6.7 million was an effective tax rate of 26.4%.

The current quarter income tax calculation included the impact of $772 thousand of non-deductible merger related costs, which increased the effective tax rate by 2.4%.

Earnings Per Share

Diluted earnings per share were $0.25 for the three months ended June 30, 2021 compared with diluted earnings per share of $0.23 for the same period a year ago and diluted earnings per share of $0.29 for the prior period. Net income and weighted average shares used to calculate earnings per share – diluted are summarized in Table 9 presented earlier in this press release.

TABLE 10a
NET INTEREST MARGIN - UNAUDITED
(dollars in thousands)

	For The Three Months Ended
	June 30, 2021			June 30, 2020			March 31, 2021
	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)
Interest-earning assets:
Loans net of PPP (2)	$1,031,484	$11,366	4.42%	$1,048,139	$12,411	4.76%	$1,017,123	$11,547	4.60%
PPP loans	104,037	1,063	4.10%	132,776	813	2.46%	123,192	1,668	5.49%
Taxable securities	437,710	1,697	1.56%	211,195	1,329	2.53%	358,291	1,485	1.68%
Tax-exempt securities (3)	97,637	575	2.36%	58,540	423	2.91%	82,355	511	2.52%
Interest-bearing deposits in other banks	104,152	27	0.10%	72,507	21	0.12%	111,320	29	0.11%
Average interest-earning assets	1,775,020	14,728	3.33%	1,523,157	14,997	3.96%	1,692,281	15,240	3.65%
Cash and due from banks	21,819			21,564			21,744
Premises and equipment, net	14,715			15,428			15,001
Goodwill	11,671			11,671			11,671
Other intangible assets, net	3,743			4,508			3,934
Other assets	42,326			50,499			45,816
Average total assets	$1,869,294			$1,626,827			$1,790,447

Interest-bearing liabilities:
Interest-bearing demand	$301,052	55	0.07%	$261,907	85	0.13%	$295,388	58	0.08%
Money market	443,067	180	0.16%	365,368	317	0.35%	425,113	195	0.19%
Savings	163,227	41	0.10%	138,500	95	0.28%	154,199	48	0.13%
Certificates of deposit	139,391	303	0.87%	142,955	467	1.31%	134,520	338	1.02%
Federal Home Loan Bank of San Francisco ("FHLB") borrowings	—	—	—%	16,044	5	0.13%	3,889	—	—%
Other borrowings	10,000	138	5.54%	9,976	184	7.42%	10,000	137	5.56%
Junior subordinated debentures	10,310	47	1.83%	10,310	61	2.38%	10,310	46	1.81%
Average interest-bearing liabilities	1,067,047	764	0.29%	945,060	1,214	0.52%	1,033,419	822	0.32%
Noninterest-bearing demand	606,625			497,636			562,155
Other liabilities	16,293			17,095			16,711
Shareholders’ equity	179,329			167,036			178,162
Average liabilities and shareholders’ equity	$1,869,294			$1,626,827			$1,790,447
Net interest income and net interest margin (4)		$13,964	3.16%		$13,783	3.64%		$14,418	3.46%

(1) Interest income on loans, net of PPP includes net fees and costs of approximately $249 thousand, $138 thousand, and $204 thousand for the three months ended June 30, 2021 and 2020 and March 31, 2021, respectively. Interest income on PPP loans includes $806 thousand, $476 thousand and $1.4 million of net fees and costs for the three months ended June 30, 2021 and 2020 and March 31, 2021, respectively.

(2) Loans, net of PPP includes average nonaccrual loans of $3.9 million, $5.6 million and $6.2 million for the three months ended June 30, 2021 and 2020 and March 31, 2021, respectively.
(3) Interest income and yields on tax-exempt securities are presented on a nominal basis, not on a tax equivalent basis.

(4) Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income for the three months ended June 30, 2021 and 2020 and March 31, 2021 included $115 thousand, $216 thousand and $110 thousand, respectively, in accretion of the discount on the loans acquired from Merchants Holding Company, which improved the net interest margin by 4, 7 and 4 basis points, respectively.

(5) Yields and rates are calculated by dividing income or expense by the average balance of assets or liabilities, respectively.

TABLE 10b
NET INTEREST MARGIN - UNAUDITED
(dollars in thousands)

	For The Six Months Ended
	June 30, 2021			June 30, 2020
	Average		Yield /	Average		Yield /
	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)
Interest-earning assets:
Loans net of PPP (2)	$1,024,343	$22,913	4.51%	$1,040,914	$24,749	4.78%
PPP loans	113,562	2,731	4.85%	66,388	813	2.46%
Taxable securities	398,220	3,182	1.61%	224,300	2,911	2.61%
Tax-exempt securities (3)	90,038	1,086	2.43%	46,705	694	2.99%
Interest-bearing deposits in other banks	107,716	56	0.10%	59,820	175	0.59%
Average interest-earning assets	1,733,879	29,968	3.49%	1,438,127	29,342	4.10%
Cash and due from banks	21,781			21,775
Premises and equipment, net	14,858			15,591
Goodwill	11,671			11,671
Other intangible assets, net	3,838			4,604
Other assets	44,062			48,655
Average total assets	$1,830,089			$1,540,423

Interest-bearing liabilities:
Interest-bearing demand	$298,236	113	0.08%	$247,641	185	0.15%
Money market	434,140	375	0.17%	336,477	720	0.43%
Savings	158,738	89	0.11%	137,002	213	0.31%
Certificates of deposit	136,969	641	0.94%	145,098	931	1.29%
Federal Home Loan Bank of San Francisco ("FHLB") borrowings	1,934	—	—%	8,132	5	0.12%
Other borrowings	10,000	275	5.55%	9,970	368	7.42%
Junior subordinated debentures	10,310	93	1.82%	10,310	151	2.95%
Average interest-bearing liabilities	1,050,327	1,586	0.30%	894,630	2,573	0.58%
Noninterest-bearing demand	584,513			459,241
Other liabilities	16,501			16,974
Shareholders’ equity	178,748			169,578
Average liabilities and shareholders’ equity	$1,830,089			$1,540,423
Net interest income and net interest margin (4)		$28,382	3.30%		$26,769	3.74%

(1) Interest income on loans, net of PPP includes net fees and costs of approximately $453 thousand and $395 thousand for the six months ended June 30, 2021 and 2020, respectively. Interest income on PPP loans includes $2.2 million and $476 thousand of net fees and costs for the six months ended June 30, 2021 and 2020, respectively.

(2) Loans, net of PPP includes average nonaccrual loans of $5.0 million and $5.5 million for the six months ended June 30, 2021 and 2020, respectively.
(3) Interest income and yields on tax-exempt securities are presented on a nominal basis, not on a tax equivalent basis.

(4) Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income for the six months ended June 30, 2021 and 2020 included $225 thousand and $379 thousand, respectively, in accretion of the discount on the loans acquired from Merchants Holding Company, which improved the net interest margin by 4 and 7 basis points, respectively.

(5) Yields and rates are calculated by dividing income or expense by the average balance of the assets or liabilities, respectively.

TABLE 11
ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED
(dollars in thousands)

	For The Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
ALLL beginning balance	$17,027	$16,910	$16,873	$16,089	$15,067
Provision for loan and lease losses charged to expense	—	—	—	1,100	1,300
Loans charged-off	(72)	(90)	(86)	(502)	(356)
Loan and lease loss recoveries	239	207	123	186	78
ALLL ending balance	$17,194	$17,027	$16,910	$16,873	$16,089

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2021	2021	2020	2020	2020
Nonaccrual loans:
Commercial	$1,506	$1,520	$1,535	$1,549	$7
Commercial real estate:
Non-owner occupied	606	626	640	1,712	1,717
Owner occupied	89	95	3,094	3,100	2,992
Residential real estate:
ITIN	1,463	1,529	1,585	1,574	1,738
1-4 family mortgage	133	137	141	145	180
Consumer and other	16	17	18	18	37
Total nonaccrual loans	3,813	3,924	7,013	8,098	6,671
Accruing troubled debt restructured loans:
Commercial	430	494	498	531	592
Residential real estate:
ITIN	3,374	3,420	3,466	3,597	3,642
Equity lines	112	121	126	131	221
Total accruing restructured loans	3,916	4,035	4,090	4,259	4,455
Total impaired loans	$7,729	$7,959	$11,103	$12,357	$11,126

Gross loans at period end	$1,090,745	$1,145,943	$1,139,732	$1,206,065	$1,206,340

Impaired loans to gross loans	0.71%	0.69%	0.97%	1.02%	0.92%
Impaired loans to gross loans (excluding PPP) (1)	0.75%	0.77%	1.10%	1.19%	1.07%
Nonaccrual loans to gross loans	0.35%	0.34%	0.62%	0.67%	0.55%
Nonaccrual loans to gross loans (excluding PPP) (2)	0.37%	0.38%	0.70%	0.78%	0.64%

Allowance for loan and lease losses as a percent of:
Gross loans	1.58%	1.49%	1.48%	1.40%	1.33%
Gross loans (excluding PPP) (3)	1.67%	1.66%	1.68%	1.62%	1.54%
Nonaccrual loans	450.93%	433.92%	241.12%	208.36%	241.18%
Impaired loans	222.46%	213.93%	152.30%	136.55%	144.61%

(1) Impaired loans to gross loans (excluding PPP) is computed by dividing the impaired loans by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

(2) Nonaccrual loans to gross loans (excluding PPP) is computed by dividing the nonaccrual loans by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

(3) ALLL to gross loans (excluding PPP) is computed by dividing the ALLL by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

Provision for Loan and Lease Losses

We monitor credit quality and the general economic environment to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. Our review of ALLL adequacy utilizes both quantitative and qualitative factors. The quantitative analysis relies on historical loss rates which, unfortunately, may not be indicative of future losses. In response to quantitative data deficiencies, we have placed greater reliance on qualitative factors (Q-Factors).

Many of our COVID-19 related credit concerns have moderated and no provision for loan and lease losses was required during the first or second quarter of 2021. Net loan loss recoveries were $167 thousand during the second quarter of 2021, $117 thousand during the first quarter of 2021 and most of our borrowers who received a COVID-19 related loan payment deferral have resumed making their payments. This compares with the second quarter of 2020 when concerns over COVID-19 necessitated a provision for loan and lease losses of $1.3 million.

Our ALLL methodology supported an ALLL of $17.2 million at June 30, 2021, an increase of 2% compared to our ALLL of $16.9 million at December 31, 2020 and an increase of 7% compared to our ALLL of $16.1 million at June 30, 2020. Management believes the Company’s ALLL is adequate at June 30, 2021. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At June 30, 2021, the recorded investment in loans classified as impaired totaled $7.7 million, with a corresponding specific reserve of $159 thousand compared to impaired loans of $8.0 million, with a corresponding specific reserve of $188 thousand at March 31, 2021 and impaired loans of $11.1 million with a corresponding specific reserve of $270 thousand at June 30, 2020.

TABLE 12
TROUBLED DEBT RESTRUCTURINGS - UNAUDITED
(dollars in thousands)

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2021	2021	2020	2020	2020
Nonaccrual	$1,869	$1,947	$2,007	$2,063	$2,194
Accruing	3,916	4,035	4,090	4,259	4,455
Total troubled debt restructurings	$5,785	$5,982	$6,097	$6,322	$6,649

Troubled debt restructurings as a percent of:
Gross loans	0.53%	0.52%	0.53%	0.52%	0.55%
Gross loans (excluding PPP) (1)	0.56%	0.58%	0.60%	0.61%	0.64%

(1) Troubled debt restructuring to gross loans (excluding PPP) is computed by dividing troubled debt restructurings by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

There were no new troubled debt restructurings during the three months ended June 30, 2021. As of June 30, 2021, 89 loans were classified as troubled debt restructurings, of which 88 were performing according to their restructured terms. Of the 89 troubled debt restructurings, 81 were ITIN loans totaling $4.6 million which are serviced by a third party.

Troubled Debt Restructuring Guidance

Financial institution regulators and the CARES Act have changed the treatment of short-term loan modifications for borrowers impacted by COVID-19. The change provides that modifications made in response to COVID-19, to borrowers under certain circumstances, should not be considered a troubled debt restructuring.

We have responded to the needs of our borrowers in accordance with the CARES Act and regulatory guidance to grant short-term COVID-19 related loan modifications. These modified loans are not troubled debt restructurings and are not considered to be past due or non-performing. We have granted payment deferrals ranging from one to six months determined on a case-by-case basis considering the nature of the business and the impact of COVID-19. For some borrowers who were initially granted a payment deferral of less than six months, we have granted an additional payment deferral period on a case-by-case basis.

We maintain close contact with our borrowers to update our understanding of the impact of the pandemic on them, their businesses and the underlying collateral for our loans. For borrowers who continue to have been granted a loan payment deferral, we have evaluated their credit quality position and the potential for loss of principal.

Most loan payment deferrals have ended and borrowers have resumed making payments. At June 30, 2021, payment deferrals were extant for 16 loans totaling $4.1 million compared to 26 loans totaling $4.1 million at March 31, 2021. Loans with a payment deferral at June 30, 2021 consisted of two SBA 504 commercial real estate loans totaling $3.2 million and 14 first trust deed residential mortgage loans totaling $827 thousand.

Past Due Loans

Past due loans as of June 30, 2021 decreased $3.3 million to $1.9 million, compared to $5.2 million as of June 30, 2020 and decreased $1.9 million compared to $3.8 million as of March 31, 2021. The decreases in past due loans was primarily due to collection of our largest nonaccrual borrowing relationship totaling $3.0 million that was repaid in the first quarter of 2021, a $1.1 million commercial real estate loan that was repaid in the current quarter and a $626 thousand nonaccrual commercial real estate loan that was brought current in the current quarter.

The following table presents nonperforming assets at the dates indicated.

TABLE 13
NONPERFORMING ASSETS - UNAUDITED
(dollars in thousands)

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2021	2021	2020	2020	2020
Total nonaccrual loans	$3,813	$3,924	$7,013	$8,098	$6,671
90 days past due and still accruing	—	—	—	—	—
Total nonperforming loans	3,813	3,924	7,013	8,098	6,671

Other real estate owned ("OREO")	—	—	8	8	8
Total nonperforming assets	$3,813	$3,924	$7,021	$8,106	$6,679

Gross loans	$1,090,745	$1,145,943	$1,139,732	$1,206,065	$1,206,340
PPP loans (1)	59,058	117,991	130,814	163,493	162,189
Total gross loans, net of PPP loans	$1,031,687	$1,027,952	$1,008,918	$1,042,572	$1,044,151

Nonperforming loans to gross loans	0.35%	0.34%	0.62%	0.67%	0.55%
Nonperforming loans to gross loans (excluding PPP) (2)	0.37%	0.38%	0.70%	0.78%	0.64%
Nonperforming assets to total assets	0.20%	0.21%	0.40%	0.47%	0.39%

(1) PPP loans are fully guaranteed by SBA and no allowance is provided for them.

(2) Nonperforming loans to gross loans (excluding PPP) is computed by dividing nonperforming loans by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

The following table summarizes when loans are projected to reprice by year and rate index as of June 30, 2021.

TABLE 14
LOANS BY RATE INDEX AND PROJECTED REPRICING PERIOD - UNAUDITED
(dollars in thousands)

	At June 30, 2021
						Years 6
						Through	Beyond
Rate Index:	Year 1	Year 2	Year 3	Year 4	Year 5	Year 10	Year 10	Total
Fixed	$59,225	$67,622	$46,869	$44,062	$39,279	$217,043	$39,971	$514,071
Variable:
Prime	61,925	4,939	6,593	5,116	8,584	329	—	87,486
5 Year Treasury	51,583	70,562	54,639	95,601	100,033	50,097	—	422,515
7 Year Treasury	2,901	4,465	5,315	—	—	—	—	12,681
1 Year LIBOR	16,772	—	—	—	—	—	—	16,772
Other Indexes	3,432	2,206	2,063	10,427	2,183	12,284	1,363	33,958
Total accruing variable rate loans	136,613	82,172	68,610	111,144	110,800	62,710	1,363	573,412

Nonaccrual	796	770	721	434	234	747	111	3,813
Total	$196,634	$150,564	$116,200	$155,640	$150,313	$280,500	$41,445	$1,091,296

For variable rate loans, the following table summarizes those that are at or above their floor rate, and those that do not possess a contractual floor rate.

TABLE 15
LOAN FLOORS - UNAUDITED
(dollars in thousands)

	Variable Rate Loans at June 30, 2021
	With Floors			Without
	At Floor Rate	Above Floor Rate	Total	Floors	Total
Prime	$43,035	$6,055	$49,090	$38,396	$87,486
5 year Treasury	356,362	43,826	400,188	22,327	422,515
7 Year Treasury	12,681	—	12,681	—	12,681
1 Year LIBOR	—	701	701	16,071	16,772
Other Indexes	16,639	815	17,454	16,504	33,958
Total accruing variable rate loans	$428,717	$51,397	$480,114	$93,298	573,412

Nonaccrual					3,813
Total variable rate loans					$577,225

TABLE 16
UNAUDITED
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except per share data)

	At June 30,		Change		At March 31,
	2021	2020	$	%	2021
Assets:
Cash and due from banks	$21,011	$29,630	$(8,619)	(29)%	$20,053
Interest-bearing deposits in other banks	156,107	126,132	29,975	24%	74,804
Total cash and cash equivalents	177,118	155,762	21,356	14%	94,857

Securities available-for-sale, at fair value	579,664	280,200	299,464	107%	517,375
Loans, net of deferred fees and costs	1,091,296	1,204,737	(113,441)	(9)%	1,146,086
Allowance for loan and lease losses	(17,194)	(16,089)	(1,105)	(7)%	(17,027)
Net loans	1,074,102	1,188,648	(114,546)	(10)%	1,129,059

Premises and equipment, net	14,514	15,466	(952)	(6)%	14,792
Life insurance	24,462	23,968	494	2%	24,320
Deferred tax asset, net	5,234	2,645	2,589	98%	5,929
Goodwill	11,671	11,671	—	—%	11,671
Other intangible assets, net	3,661	4,426	(765)	(17)%	3,852
Other assets	26,727	29,110	(2,383)	(8)%	27,247
Total assets	$1,917,153	$1,711,896	$205,257	12%	$1,829,102

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$627,911	$521,751	$106,160	20%	$603,991
Demand - interest-bearing	306,565	287,198	19,367	7%	290,687
Money market	463,639	405,322	58,317	14%	425,251
Savings	162,325	142,389	19,936	14%	160,834
Certificates of deposit	136,898	137,647	(749)	(1)%	133,630
Total deposits	1,697,338	1,494,307	203,031	14%	1,614,393

Term debt:
Federal Home Loan Bank of San Francisco ("FHLB") borrowings	—	10,000	(10,000)	(100)%	—
Other borrowings	10,000	10,000	—	—%	10,000
Unamortized debt issuance costs	—	(19)	19	100%	—
Net term debt	10,000	19,981	(9,981)	(50)%	10,000

Junior subordinated debentures	10,310	10,310	—	—%	10,310
Other liabilities	17,368	17,743	(375)	(2)%	17,259
Total liabilities	1,735,016	1,542,341	192,675	12%	1,651,962

Shareholders' equity:
Common stock	59,422	58,749	673	1%	59,215
Retained earnings	118,276	103,658	14,618	14%	115,142
Accumulated other comprehensive income, net of tax	4,439	7,148	(2,709)	(38)%	2,783
Total shareholders' equity	182,137	169,555	12,582	7%	177,140

Total liabilities and shareholders' equity	$1,917,153	$1,711,896	$205,257	12%	$1,829,102

Total interest-earning assets	$1,820,765	$1,600,922	$219,843	14%	$1,734,314
Shares outstanding	16,896	16,739	157	1%	16,876
Book value per share (1)	$10.78	$10.13	$0.65	6%	$10.50
Tangible book value per share (1)	$9.87	$9.17	$0.70	8%	$9.58

(1) Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

TABLE 17
UNAUDITED
INCOME STATEMENT
(dollars in thousands, except per share data)

	For The Three Months Ended					For The Six Months Ended
	June 30,		Change		March 31,	June 30,
	2021	2020	$	%	2021	2021	2020
Interest income:
Interest and fees on loans	$12,429	$13,224	$(795)	(6)%	$13,215	$25,644	$25,562
Interest on taxable securities	1,697	1,329	368	28%	1,485	3,182	2,911
Interest on tax-exempt securities	575	423	152	36%	511	1,086	694
Interest on interest-bearing deposits in other banks	27	21	6	29%	29	56	175
Total interest income	14,728	14,997	(269)	(2)%	15,240	29,968	29,342
Interest expense:
Interest on demand deposits	55	85	(30)	(35)%	58	113	185
Interest on money market	180	317	(137)	(43)%	195	375	720
Interest on savings	41	95	(54)	(57)%	48	89	213
Interest on certificates of deposit	303	467	(164)	(35)%	338	641	931
Interest on FHLB borrowings	—	5	(5)	(100)%	—	—	5
Interest on other borrowings	138	184	(46)	(25)%	137	275	368
Interest on junior subordinated debentures	47	61	(14)	(23)%	46	93	151
Total interest expense	764	1,214	(450)	(37)%	822	1,586	2,573
Net interest income	13,964	13,783	181	1%	14,418	28,382	26,769
Provision for loan and lease losses	—	1,300	(1,300)	(100)%	—	—	4,150
Net interest income after provision for loan and lease losses	13,964	12,483	1,481	12%	14,418	28,382	22,619
Noninterest income:
Service charges on deposit accounts	160	152	8	5%	148	308	321
ATM and point of sale fees	401	263	138	52%	318	719	531
Payroll and benefit processing fees	160	143	17	12%	169	329	313
Life insurance	123	148	(25)	(17)%	121	244	271
Gain on investment securities, net	64	140	(76)	(54)%	7	71	224
FHLB dividends	126	36	90	250%	93	219	166
Legal settlement	—	—	—	—%	221	221	—
Other income	97	73	24	33%	86	183	21
Total noninterest income	1,131	955	176	18%	1,163	2,294	1,847

TABLE 17 - CONTINUED
UNAUDITED
INCOME STATEMENT
(dollars in thousands, except per share data)

	For The Three Months Ended					For The Six Months Ended
	June 30,		Change		March 31,	June 30,
	2021	2020	$	%	2021	2021	2020
Noninterest expense:
Salaries and related benefits	5,205	4,965	240	5%	5,639	10,844	10,852
Premises and equipment	973	826	147	18%	959	1,932	1,680
FDIC insurance premium	124	90	34	38%	110	234	126
Data processing	546	585	(39)	(7)%	548	1,094	1,116
Professional services	278	469	(191)	(41)%	301	579	803
Telecommunications	145	156	(11)	(7)%	170	315	327
Merger costs	817	—	817	100%	—	817	—
Other expenses	1,191	1,179	12	1%	1,170	2,361	3,149
Total noninterest expense	9,279	8,270	1,009	12%	8,897	18,176	18,053
Income before provision for income taxes	5,816	5,168	648	13%	6,684	12,500	6,413
Provision for income taxes	1,677	1,321	356	27%	1,764	3,441	1,650
Net income	$4,139	$3,847	$292	8%	$4,920	$9,059	$4,763

Earnings per share - basic	$0.25	$0.23	$0.02	9%	$0.29	$0.54	$0.28
Weighted average shares - basic	16,736	16,660	76	—%	16,706	16,721	17,178
Earnings per share - diluted	$0.25	$0.23	$0.02	9%	$0.29	$0.54	$0.28
Weighted average shares - diluted	16,823	16,689	134	1%	16,778	16,803	17,217

TABLE 18
UNAUDITED CONDENSED CONSOLIDATED
QUARTERLY AVERAGE BALANCE SHEETS
(dollars in thousands)

	For The Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Earning assets:
Loans	$1,135,521	$1,140,315	$1,172,705	$1,209,277	$1,180,915
Taxable securities	437,710	358,291	304,242	228,045	211,195
Tax-exempt securities	97,637	82,355	73,207	68,766	58,540
Interest-bearing deposits in other banks	104,152	111,320	124,390	95,348	72,507
Total earning assets	1,775,020	1,692,281	1,674,544	1,601,436	1,523,157

Cash and due from banks	21,819	21,744	22,413	23,381	21,564
Premises and equipment, net	14,715	15,001	15,162	15,365	15,428
Life insurance	24,395	24,265	24,147	24,028	23,899
Deferred tax asset, net	5,599	4,287	2,738	2,501	3,016
Goodwill	11,671	11,671	11,671	11,671	11,671
Other intangible assets, net	3,743	3,934	4,126	4,318	4,508
Other assets	12,332	17,264	20,136	21,416	23,584
Total assets	$1,869,294	$1,790,447	$1,774,937	$1,704,116	$1,626,827

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$606,625	$562,155	$552,601	$531,459	$497,636
Demand - interest-bearing	301,052	295,388	283,213	279,744	261,907
Money market	443,067	425,113	430,014	387,995	365,368
Savings	163,227	154,199	151,223	146,074	138,500
Certificates of deposit	139,391	134,520	138,380	139,757	142,955
Total deposits	1,653,362	1,571,375	1,555,431	1,485,029	1,406,366

Federal Home Loan Bank of San Francisco ("FHLB") borrowings	—	3,889	7,120	10,000	16,044
Other borrowings	10,000	10,000	9,999	9,988	9,976
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	16,293	16,711	17,557	17,356	17,095
Total liabilities	1,689,965	1,612,285	1,600,417	1,532,683	1,459,791

Shareholders' equity	179,329	178,162	174,520	171,433	167,036
Liabilities & shareholders' equity	$1,869,294	$1,790,447	$1,774,937	$1,704,116	$1,626,827

TABLE 19
UNAUDITED CONDENSED CONSOLIDATED
YEAR TO DATE AVERAGE BALANCE SHEETS
(dollars in thousands)

	For The Six Months Ended		For The Twelve Months Ended
	June 30,	June 30,	December 31,	December 31,	December 31,
	2021	2020	2020	2019	2018
Earning assets:
Loans	$1,137,905	$1,107,302	$1,149,375	$1,020,801	$915,360
Taxable securities	398,220	224,300	245,336	246,723	207,407
Tax-exempt securities	90,038	46,705	58,912	38,706	50,330
Interest-bearing deposits in other banks	107,716	59,820	84,982	54,095	47,038
Total earning assets	1,733,879	1,438,127	1,538,605	1,360,325	1,220,135

Cash and due from banks	21,781	21,775	22,339	22,806	20,468
Premises and equipment, net	14,858	15,591	15,426	15,598	13,952
Life insurance	24,330	23,968	23,960	23,371	22,148
Deferred tax asset, net	4,947	2,645	3,126	5,430	7,567
Goodwill	11,671	11,671	11,671	10,758	665
Other intangible assets, net	3,838	4,604	4,412	4,807	1,252
Other assets	14,785	22,042	20,980	15,017	2,654
Total assets	$1,830,089	$1,540,423	$1,640,519	$1,458,112	$1,288,841

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$584,513	$459,241	$500,862	$400,588	$332,197
Demand - interest-bearing	298,236	247,641	264,652	242,516	238,328
Money market	434,140	336,477	372,939	304,340	250,685
Savings	158,738	137,002	142,857	136,733	109,025
Certificates of deposit	136,969	145,098	142,067	160,550	168,183
Total deposits	1,612,596	1,325,459	1,423,377	1,244,727	1,098,418

Federal Home Loan Bank of San Francisco ("FHLB") borrowings	1,934	8,132	8,347	9,644	22,466
Other borrowings	10,000	9,970	9,981	10,895	15,143
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	16,501	16,974	17,217	17,894	12,286
Total liabilities	1,651,341	1,370,845	1,469,232	1,293,470	1,158,623

Shareholders' equity	178,748	169,578	171,287	164,642	130,218
Liabilities & shareholders' equity	$1,830,089	$1,540,423	$1,640,519	$1,458,112	$1,288,841

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California along the Interstate 5 corridor from Sacramento to Yreka and in the wine region north of San Francisco. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959